Company Contact:	Investor Relations Contact:
Doug Norby	Lippert / Heilshorn & Associates
Senior Vice President, Chief Financial Officer	Lillian Armstrong/Moriah Shilton
Mike Forman	415-433-3777
Vice President, Finance and Administration	Moriah@lhai-sf.com
408-894-0700

TESSERA TECHNOLOGIES ANNOUNCES

FOURTH QUARTER & YEAR-END 2003 RESULTS

- EPS of $0.07 and Net Income of $3.1 Million for Fourth Quarter 2003 -

SAN JOSE, Calif., January 27, 2004—Tessera Technologies, Inc. (Nasdaq: TSRA), a leading technology developer and services provider for semiconductor chip-scale and multi-chip packages, today announced financial results for the fourth quarter and year ended December 31, 2003.

“2003 was a record year for Tessera,” stated Bruce McWilliams, Tessera’s Chairman, President and Chief Executive Officer. “We excelled in every aspect of our business: financial performance, licensee growth and penetration, introduction of new technologies, strengthening of our IP portfolio and expansion of our services business. In addition to all of these achievements, we successfully completed our initial public offering in November. I am proud of what we’ve accomplished in 2003, and I believe the future has never looked brighter for Tessera.”

Fourth Quarter 2003 Highlights

•	Total revenue was $10.7 million, up 16 percent sequentially and 32 percent over the fourth quarter of 2002.

•	Total intellectual property revenue was $8.4 million, up 15 percent sequentially and 37 percent over the fourth quarter of 2002.

•	Service revenue was $2.3 million, up 21 percent sequentially and 15 percent over the fourth quarter of 2002.

•	Net income for the fourth quarter was $3.1 million, up 93 percent sequentially and 35 percent over the fourth quarter 2002.

•	Tessera completed its initial public offering in November.

“Tessera is benefiting from the continued market share growth of chip-scale and multi-chip packages within the semiconductor industry,” continued McWilliams. “We also are benefiting from our continued addition of new licensees as well as the current strong performance of the overall semiconductor market. Since we recognize royalty revenues one quarter in arrears, our fourth quarter results reflect the strength of the semiconductor industry in the third quarter of last year.”

Annual Financial Results

Total revenue for the year ended December 31, 2003 was $37.3 million, up 32 percent from $28.3 million for the year ended December 31, 2002. Total intellectual property revenue was $28.6 million, up 21 percent from $23.6 million in 2002. Service revenue was $8.8 million for the year, up 89 percent from $4.6 million the prior year.

Net income for the year 2003 was $9.4 million, up 43 percent from $6.5 million for the year 2002. Diluted earnings per share for 2003 were $0.22. Upon completion of Tessera’s initial public offering, the number of common shares used to compute earnings per share increased significantly due to the resulting mandatory conversion of the company’s preferred stock into common stock. As a result, Tessera’s earnings per share in 2003 are not comparable to prior periods. Please read the footnote to the attached financial statements for a description of earnings per share calculations in 2003 and 2002.

Cash and short-term investments as of December 31, 2003 were $64.4 million compared to $25.2 million at the beginning of the fourth quarter and $20.2 million at the end of 2002. The cash increase is largely attributable to the company’s initial public offering.

“We are pleased with the success of Tessera’s initial public offering,” said Doug Norby, Senior Vice President and Chief Financial Officer. “Tessera’s balance sheet, already strong with no funded debt, is now further strengthened due to the IPO proceeds. The fourth quarter was the ninth consecutive quarter of profitability for Tessera, and our 93 percent sequential quarterly growth in profit after tax on a 16 percent growth in revenue illustrates the leverage in our business model.”

Business Highlights

New licensees for the quarter included Powertech Technology Inc., Cochlear Limited and the recently announced Oki Electric Industry Co., Ltd. As the tenth Japanese semiconductor company to become a Tessera licensee, Oki will utilize Tessera’s packaging technology in products manufactured by Oki and their subcontractor assemblers, in devices such as microcontrollers and ASICs. Powertech Technology, a Taiwan-based subcontract assembler, will provide Tessera technology to its broad customer base of semiconductor manufacturers. Cochlear Limited, a leader in cochlear implant technology, will use Tessera’s advanced packaging technology in implantable hearing devices designed to allow individuals with severe to profound hearing loss to perceive sound.

Chip-scale and multi-chip packaging, Tessera’s core markets, continue to demonstrate rapid growth. According to Gartner Dataquest, the market for chip-scale packaging is expected to grow from 4.4 billion units in 2002 to 18.9 billion units in 2006, representing a compound annual growth rate of 44 percent. Wireless handset shipments in 2003 exceeded 460 million units, a more than 7 percent increase over 2002. Wireless handsets are a major user of chip-scale and multi-chip packages.

Tessera continues to develop and deploy new technologies. In the fourth quarter, Tessera signed an agreement with EEMS Italia SpA under which EEMS will manufacture Tessera’s MicroZ™-Ball Stack packaging technology. EEMS, a leading European provider of backend manufacturing services for memory semiconductors, will provide this technology to its international customer base of semiconductor companies. Tessera’s engineering services group is supporting this transfer of technology, which EEMS will then customize to address their customers’ requirements.

“In 2003, Tessera achieved a major broadening of our customer base, with the addition of seven new customers, including Epson, Sanyo and Renesas, the third largest semiconductor company in the world. This led to significant growth in revenue and income,” said McWilliams. “In 2004, we expect to continue to add new licensees, develop and introduce new technologies, and expand the scope of the markets we address. We believe Tessera is well positioned to benefit from the growing requirements for advanced packaging technology, which is a key enabler of miniaturized, high performance electronic products.”

2004 Financial Guidance

Tessera expects first quarter 2004 total revenues in the range of $11.0 to $11.5 million. Tessera also anticipates incurring approximately $500,000 per quarter in 2004 in additional expenses associated with the cost of being a public company. Including these new expenses, Tessera expects net income to range from $3.0 to $3.4 million, or approximately $0.07 per diluted share. Tessera estimates a full dilution share count of 46 million in the first quarter of 2004 as compared to 44.7 million in the fourth quarter of 2003.

Tessera expects full year 2004 total revenues in the range of $50.0 to $52.5 million. Net income is expected to range from $16.0 to $18.5 million, or $0.35 to $0.40 per diluted share.

Conference Call Information

Tessera will host an investor conference call today at 1:30 P.M. Pacific (4:30 P.M. Eastern), January 27, 2004. The call will be accessible live by dialing 877-866-5534. A 48-hour replay will be available by dialing 800-642-1687, pass code 4816321. The call will also be simultaneously webcast and available on Tessera’s web site at http://www.tessera.com.

Tessera will hold its Annual Meeting on May 20, 2004, at a location to be determined.

About Tessera

Tessera develops semiconductor packaging technology that meets the demand for miniaturization and increased performance of electronic products. Tessera licenses its technology to its customers, enabling them to produce semiconductors that are smaller and faster, and incorporate more features. These semiconductors are utilized in a broad range of communications, computing and consumer electronic products.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Factors that might cause or contribute to such differences include, but are not limited to, fluctuations in Tessera’s operating results due to the timing of new license agreements and royalties, Tessera’s ability to protect its intellectual property and the risk of a decline in demand for semiconductor products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Registration Statement on Form S-1, filed with the Securities and Exchange Commission September 4, 2003, as amended, include more information about factors that could affect the company’s financial results.

- Tables to Follow -

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended			Year Ended
	Dec. 31, 2003	Sept. 30, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002
Revenue:
Intellectual property	$7,356	$5,987	$5,821	$25,393	$17,925
Other intellectual property	1,000	1,293	260	3,169	5,715
Services	2,321	1,924	2,013	8,759	4,630

Total net revenues	10,677	9,204	8,094	37,321	28,270
Cost of revenues	1,843	1,849	1,169	6,734	4,264
Research & development	1,960	1,997	1,766	7,661	6,700
Selling, general and administrative	3,305	2,839	2,048	11,030	7,552
Stock-based compensation	102	612	300	1,110	1,942

Total costs and expenses	7,210	7,297	5,283	26,535	20,458

Operating Income	3,467	1,907	2,811	10,786	7,812
Other income (expense)	(7)	69	(176)	195	45

Income before taxes	3,460	1,976	2,635	10,981	7,857
(Benefit) provision for income taxes	365	370	341	1,626	1,318

Net income	3,095	1,606	2,294	9,355	6,539
Cumulative preferred stock dividends in arrears	—	—	3,235	6,187	12,941

Net income attributable to common stockholders	3,095	1,606	(941)	3,168	(6,402)

Shares basic	23,539	6,870	6,890	11,141	6,784
Shares diluted	44,711	40,869	6,890	41,653	6,784
Net income per share basic	$0.13	$0.23	(0.14)	0.28	(0.94)

Net income per share diluted	$0.07	$0.04	(0.14)	0.22	(0.94)

Note: Generally accepted accounting principles (GAAP) require that cumulative dividends related to our preferred stock be deducted from net income in the computation of earnings per share if this results in dilution. As a result, 2002 earnings per share (EPS), both basic and diluted, was a loss of $0.94. Without the impact of preferred dividends, basic and diluted EPS in 2002 would have been $0.20 and $0.19 respectively, while basic and diluted EPS for the fourth quarter of 2002 would have been $0.07 and $0.06, respectively. All of our preferred stock converted to common stock upon completion of our initial public offering in November of 2003.

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED SUMMARY BALANCE SHEET INFORMATION

(In thousands)

	December 31, 2003	September 30, 2003	December 31, 2002
Assets
Current Assets:
Cash and cash equivalents	$64,379	$132	$1,341
Short term investments	0	25,059	18,829
Accounts receivable	2,540	3,052	1,883
Other current assets	1,335	1,521	763

Total current assets	68,254	29,764	22,816

Property and equipment, net	1,725	1,743	1,220
Other assets	102	105	134

Total assets	70,081	31,612	24,170

Liabilities and Stockholders Equity
Current Liabilities:
Accounts payable	876	693	650
Accrued liabilities	3,014	3,223	2,012
Deferred revenue	202	463	0

Total current liabilities	4,092	4,379	2,662

Preferred stock	0	121,257	96,000

Stockholders’ (deficit) equity
Common stock	38	7	7
Additional paid in capital	157,178	359	26,561
Deferred stock based compensation	(153)	(174)	(620)
Accumulated deficit	(91,074)	(94,169)	(100,429)
Accumulated other comprehensive loss	0	(47)	(11)

Total stockholders (deficit) equity	65,989	(94,024)	(74,492)

Total liabilities and stockholders equity	70,081	31,612	24,170

###

5